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                                                                  Exhibit (m)(1)

                           EATON VANCE VARIABLE TRUST

                                  SERVICE PLAN
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     WHEREAS, Eaton Vance Variable Trust (the "Trust") engages in business as an open-end management investment company with multiple series (each with one class), and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust on behalf of each of its series listed on Schedule A (a "Fund") desires to adopt a Service Plan with respect to each Fund's shares pursuant to which each Fund intends to pay service fees out of its assets as contemplated in subsections (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules");

     WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of shares of each Fund; and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Service Plan will benefit the Trust, each Fund listed on Schedule A and the holders of shares of each such Fund.

     NOW, THEREFORE, the Trust hereby adopts this Service Plan (the "Plan") on behalf of each Fund with shares containing the following terms and conditions:

     1. The Fund may make payments of service fees out of its assets to the Principal Underwriter, Authorized Firms and other persons. The aggregate of such payments during any fiscal year of the Fund shall not exceed .25% of average daily net assets of the Fund for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Fund to exceed the applicable maximum cap imposed thereon by subsection (d)(5) of Rule 2830 of the NASD Rules.

     2. This Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operations of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     3. Any agreements between the Trust on behalf of the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 2.

     4. This Plan shall continue in effect with respect to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 2.

     5. The persons authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall be the President or any Vice President or the Treasurer of the Trust. Such persons


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shall  provide to the Trustees of the Trust and the Trustees  shall  review,  at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to any Fund with respect to its shares at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

     7. This Plan may not be amended to increase materially the payments to be made by the shares of the Fund as provided in Section 1 unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in Section 2. Additional series of the Trust which are to become a Fund hereunder will become subject to this Plan and governed hereby upon approval by the Trustees of the Trust and amendment of Schedule A.

     8. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

     9. The Trust shall preserve copies of this Plan and any related agreements made by the Trust and all reports made pursuant to Section 5, for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     10. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the shares of a Fund pursuant to this Plan shall be limited in all cases to the assets of such shares and no person shall seek satisfaction thereof from the shareholders of the Fund or officers or Trustees of the Trust or any other class or series of the Trust.

     11. When used in this Plan, the term "service fees" shall have the same meaning as such term has in subsections (b) and (d) of Rule 2830 of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

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     12. If any  provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

     13. This Plan shall be effective with respect to a specific Fund on the date that Fund begins offering its shares. As of such effective date this Plan shall amend, replace and be substituted for any service plan previously applicable to the assets of such Fund.

                             Adopted August 14, 2000


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                                   SCHEDULE A
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                           EATON VANCE VARIABLE TRUST
                                  SERVICE PLAN
                           EFFECTIVE: AUGUST 14, 2000

                         Name of Fund Adopting this Plan

                         Eaton Vance VT Income Fund of Boston
                         Eaton Vance VT Information Age Fund
                         Eaton Vance VT Worldwide Health Sciences Fund